Exhibit 5.1

                , 2011

WireCo WorldGroup Inc.

12200 NW Ambassador Drive

Kansas City, MO 64163

Ladies and Gentlemen:

We have acted as United States counsel to WireCo WorldGroup Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-4, registration number 333-174896, as amended (the “Registration Statement”) for the registration of the Company’s $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for outstanding unregistered $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Outstanding Notes”) as authorized by the Indenture, dated as of May 19, 2010 (the “Indenture”), by and among the Company, the Guarantors (as identified in Schedule 1 hereto, the “Guarantors”) and U.S. Bank National Association as trustee (in such capacity, the “Trustee”). The Guarantors will guarantee the Exchange Notes (the “Guarantees”, and together with the Exchange Notes, the “Securities”), and the Securities are to be issued pursuant to the Indenture.

This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Company in connection with the registration of the Securities. We have examined originals or certified copies of other documents, including the Indenture, the Registration Statement and the form of Exchange Notes and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have, with your approval, relied upon (and assumed the accuracy of) certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Company and the Guarantors and certificates of public officials (the “Public Documents”). We have not independently verified such information and assumptions.

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We have further, with your approval, relied (without any independent investigation or verification of any kind) upon the opinions of foreign counsel for the Guarantors organized outside of the United States (the “Foreign Guarantors”) as identified on Schedule 2, delivered to you today as to the following (among other matters set forth therein): (i) the due incorporation or organization and valid existence and good standing of each Foreign Guarantor in its respective foreign jurisdiction of incorporation or organization; (ii) the possession by each Foreign Guarantor of the requisite corporate or other organizational power and authority to execute, deliver and perform its respective obligations under the Indenture and the Guarantee; (iii) the due and valid authorization, due execution and delivery of the Indenture and Guarantee by each Foreign Guarantor; (iv) the due and valid authorization of the Exchange Notes and the Guarantees by each Foreign Guarantor; (v) that the execution, delivery and performance of the Indenture and Guarantee by each Foreign Guarantor will not conflict with or constitute or result in a breach or default under or result in the creation of a lien or encumbrance or violation of any organizational documents of each Foreign Guarantor or applicable laws of each Foreign Guarantor's jurisdiction of incorporation or organization; and (vi) that no consent, waiver, approval or order of any court or governmental authority of the jurisdiction of incorporation or organization of each Foreign Guarantor is required pursuant to any applicable laws of that jurisdiction in connection with the execution of the Indenture and Guarantee by each Foreign Guarantor. With respect to the opinions expressed herein as they depend on the laws of jurisdictions set forth in Schedule 2 hereto, we have with your consent relied exclusively on the opinions of counsel to the Foreign Guarantors, filed as exhibits to the Registration Statement, subject to all assumptions, limitations and qualifications set forth therein.

Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendment thereto, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), it is our opinion that:

A.	With respect to the Exchange Notes, the Indenture constitutes the legal, valid and binding obligation of each of the Company and the Guarantors, enforceable against each of the Company and the Guarantors in accordance with its terms;

B.	the Exchange Notes, when duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture upon the terms set forth in the Exchange Offer and authenticated by the Trustee in accordance with the terms of the Indenture, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

C.	the Guarantees, when duly executed and delivered by or on behalf of the Guarantors upon the terms set forth in the Exchange Offer, will constitute the legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with its terms.

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In addition, the opinions expressed herein are subject to the following assumptions, exceptions, limitations, qualifications and comments:

1.	Our opinions are subject, in each case, to (a) bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors’ rights from time to time in effect and judicially developed doctrines relevant to the foregoing laws, such as substantive consolidation of entities; (b) application of general principles of equity (regardless of whether considered in proceedings in equity or at law) and the discretion of the court before which any proceedings therefore may be brought; (c) standards of commercial reasonableness and the implied covenant of good faith; and (d) public policy. The opinions in this letter do not include any opinion as to the enforceability of (a) any waiver of jury trial; (b) a remedy under certain circumstances where another remedy has been elected; (c) the right of a creditor to use force or cause a breach of the peace in enforcing rights; and (d) the balance of the Indenture, Exchange Notes or Guarantees where part of the Indenture, Exchange Notes or Guarantees may be unenforceable under circumstances in which the unenforceable portion is an essential part of the agreed upon exchange.

2.	We express no opinion as to whether a federal or state court outside New York would give effect to the choice of New York law or choice of forum provided for in the Indenture.

3.	We express no opinion as to the effect of the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.

4.	We express no opinion with respect to the lawfulness or enforceability of:

(i)	provisions relating to delay or omission of enforcement of rights or remedies, waivers of defenses, or waivers of benefits of any usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation or other non-waivable benefits bestowed by operation of law;

(ii)	exculpation provisions, provisions relating to releases of unmatured claims, provisions purporting to waive immaterial rights, severability provisions and

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provisions similar in substance and nature to those described in the foregoing clause (i) and this clause (ii), insofar as any of the foregoing are contained in the Indenture;

(iii)	any power of attorney; and

(iv)	indemnification or contribution provisions to the extent they purport to relate to liabilities from or based upon negligence or any violation of, or relate to rights of contribution or indemnification that are violative of, any law, rule or regulation or the public policy underlying any law, rule or regulation (including any federal, state or foreign securities law, rule or regulation).

5.	Notwithstanding anything to the contrary in this opinion, we express no opinion as to the enforceability against the Company or the Guarantors of the Indenture, the Exchange Notes or the Guarantees to the extent the foregoing may fail to be enforceable due to the fact that the Foreign Guarantors are not organized under the laws of the United States or of any State thereof, although as of the date of this opinion we are not aware of any limitation on enforceability arising from such fact.

6.	We express no opinion as to the effect on the Indenture, the Exchange Notes or the Guarantees, or on the opinions expressed herein, of any fraudulent conveyance laws.

7.	With respect to our opinion that the Indenture, Exchange Notes or Guarantees to which the Company or the Guarantors are a party have been duly executed and delivered by the Company or the Guarantors to the Other Parties, we note that we were not present at the execution and delivery of the original documents and that we have based our opinion on examination of copies of the Indenture, Exchange Notes and Guarantees and certificates, statements or other representations of officers or managers of the Company or the Guarantors. As to matters of fact, we have assumed all representations of the Company, the Guarantors and the Other Parties in the Indenture, Exchange Notes and Guarantees are true.

We are limiting our opinion herein as to the internal laws of the State of New York, the General Corporation Law of the State of Delaware, and the Delaware Limited Liability Company Act and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the Foreign Guarantors identified on Schedule 2, any other laws, or as to any matters of municipal law or the laws of any local agencies within any State.

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This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein. This opinion is based solely on the state of the law as of the date of this opinion, and the factual matters in existence as of such date, and we specifically disclaim any obligation to monitor any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein.

This opinion is rendered for your benefit in connection with the Exchange Offer. We hereby consent (i) to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Exchange Notes” in the Prospectus that is part of the Registration Statement and (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Husch Blackwell LLP

Schedule 1

Guarantors

Guarantor	Jurisdiction of Organization

WireCo WorldGroup (Cayman), Inc.	Cayman Islands

WRCA Distributor (Cayman) Ltd.	Cayman Islands

WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands

WRCA Finance (Luxembourg) S.à r.l.	Luxembourg

WRCA Holdings (Luxembourg) S.à r.l.	Luxembourg

WRCA (Luxembourg) S.à r.l.	Luxembourg

WRCA Canadian Holdings (Luxembourg) S.à r.l.	Luxembourg

WRCA US Holdings Inc.	Delaware, USA

WRCA, LLC	Delaware, USA

1295728 Alberta ULC	Canada

Wireline Works Partnership	Canada

Casar Drahtseilwerk Saar GmbH	Germany

Phillystran Europe B.V.	Netherlands

Oliveira Holland B.V.	Netherlands

WRCA Portugal Sociedade Unipessoal LDA	Portugal

WireCo WorldGroup Portugal Holdings SGPS, S.A.	Portugal

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal

Albino, Maia & Santos, Limitada	Portugal

Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada	Portugal

Schedule 2

Foreign Guarantors

Guarantor	Jurisdiction of Organization	Law Firm

WireCo WorldGroup (Cayman), Inc.	Cayman Islands	Walkers

WRCA Distributor (Cayman) Ltd.	Cayman Islands	Walkers

WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands	Walkers

WRCA Finance (Luxembourg) S.à r.l.	Luxembourg	Arendt and Medemach LLC

WRCA Holdings (Luxembourg) S.à r.l.	Luxembourg	Arendt and Medemach LLC

WRCA (Luxembourg) S.à r.l.	Luxembourg	Arendt and Medemach LLC

WRCA Canadian Holdings (Luxembourg) S.à r.l.	Luxembourg	Ardent and Medemach LLC

1295728 Alberta ULC	Canada	Fasken Matineau Dumoulin LLP

Wireline Works Partnership	Canada	Fasken Matineau Dumoulin LLP

Casar Drahtseilwerk Saar GmbH	Germany	Heyman and Partner Rechtsanwaelte

Phillystran Europe B.V.	Netherlands	Simmons and Simmons LLP

Oliveira Holland B.V.	Netherlands	Simmons and Simmons LLP

WRCA Portugal Sociedade Unipessoal LDA	Portugal	PLMJ-Sociedade de Advogados, RL

WireCo WorldGroup Portugal Holdings SGPS, S.A.	Portugal	PLMJ-Sociedade de Advogados, RL

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal	PLMJ-Sociedade de Advogados, RL

Albino, Maia & Santos, Limitada	Portugal	PLMJ-Sociedade de Advogados, RL

Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada	Portugal	PLMJ-Sociedade de Advogados, RL